Exhibit 10.28

AMENDMENT TO HEALTH COVERAGE

CONTINUATION AGREEMENT

THIS AMENDMENT TO HEALTH COVERAGE CONTINUATION AGREEMENT (the “Amendment”) made and entered into as of this 1st day of January, 2009, between FEDERAL REALTY INVESTMENT TRUST, a Maryland real estate investment trust (the “Trust”) and DONALD C. WOOD (the “Executive”), amends that certain Health Coverage Continuation Agreement dated as of February 16, 2005, by and between the Trust and the Executive (the “Health Agreement”).

RECITALS

WHEREAS, the Board of Trustees of the Trust (the “Board”), acting through its Compensation Committee, has determined that the best interests of the Trust would be served by modifying the Agreement to reflect the requirements of the final regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.      Section 1(g) of the Health Agreement is hereby amended by deleting the introductory paragraph and replacing it with the following:

(g)	“Good Reason” shall mean termination of Executive’s employment within six (6) months following the occurrence of one or more of the following events which has continued uncured for a period of not less than thirty (30) days following written notice given by Executive to the Trust within ninety (90) days after such event occurs, unless in any case Executive specifically agrees in writing that such event shall not be Good Reason:”.

2.      Section 1(i) of the Health Agreement is hereby amended by deleting the words “termination of employment” and replacing it with the following: “the date of the Executive’s Separation from Service”.

3.      Section 1(j) of the Health Agreement is hereby deleted in its entirety and the following is substituted therefor:

(j)	Certain Definitions. For purposes of this Health Agreement, in addition to the capitalized terms defined elsewhere, the following capitalized terms have the meanings indicated unless the context clearly requires otherwise:

(i)	“Separation from Service” means the termination of services provided by Executive to the Trust, whether voluntarily or involuntarily, as determined by the Board in accordance with Treasury Regulation Section 1.409A-1(h), as amended from time to time; and

(ii)	“Termination Date” means the date upon which the Executive incurs a Separation from Service from the Trust.

4.      Section 2 of the Health Agreement is hereby amended by deleting the words “Executive’s employment with the Trust terminates” from the introductory paragraph and replacing it with the following: “Executive incurs a Separation from Service”.

5.      Section 2(b) of the Health Agreement is hereby amended by inserting at the end of the second full paragraph thereof, the following: “; provided that any such payments must be paid within the same calendar year or years as such taxation would have occurred had the Trust provided the coverage pursuant to the terms of the preceding sentence.”

6.      Section 2(c) of the Health Agreement is hereby amended by inserting at the end of the first sentence thereof the following “and they prepay any remaining cost of six-months’ coverage that the Trust may require in accordance with Section 11, with the Trust making reimbursement within fourteen (14) days of the end of the 409A Suspension Period (as defined in Section 11).”

7.      Section 11 of the Health Agreement is hereby deleting in its entirety and the following is substituted therefore:

11.	Tax; Withholding; Code Section 409A. Notwithstanding anything herein to the contrary, the Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with this Severance Agreement (including any taxes arising under Section 409A of the Code). The Trust may withhold from any benefits payable under this Severance Agreement, and pay over to the appropriate authority, all federal, state, county, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

(a)	This Health Agreement is intended to comply with (or be exempt from) Code Section 409A, and the Trust shall have complete discretion to interpret and construe this Health Agreement and any associated documents in any manner that establishes an exemption from (or otherwise conforms them to) the requirements of Code Section 409A. If, for any reason including imprecision in drafting, the Health Agreement does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, the provision shall be considered ambiguous and shall be interpreted by the Trust in a fashion consistent herewith, as determined in the sole and absolute discretion of the Trust. Notwithstanding anything to the contrary contained herein, the Trust reserves the right to unilaterally amend this Health Agreement without the consent of the Trust in order to accurately reflect its correct interpretation and operation to maintain an exemption from or compliance with Code Section 409A.

(b)

Neither the Trust, nor their affiliates, nor any of their directors, agents, or employees shall have any obligation to indemnify or otherwise hold the Executive harmless from any or all of such taxes. Notwithstanding anything herein to the contrary, if the Trust determines that any amounts that become due under this Health Agreement as a result of Executive’s termination of employment constitute “nonqualified deferred compensation” within the meaning of Section 409A, payment of such amounts shall not commence until the Executive incurs a Separation from Service. If, at the time of Executive’s Separation from Service, Executive is a “specified employee” (under Code Section 409A), any amount that the Trust determines constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A that becomes payable to Executive on account of the Executive’s Separation from Service will not be paid until after the earlier of: (i) the expiration of the six (6) month period measured from the date of the Executive’s Separation from Service with the Trust; or (ii) the date of the Executive’s death (the “409A Suspension Period”). Within fourteen (14) calendar days after the end of the 409A Suspension Period, the Executive shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence, without interest. Thereafter, the Executive shall receive any remaining benefits as if there had not been an earlier delay. For the purposes of this Health Agreement, each payment that is part of a series of installment payments shall be treated as a right to a series of separate payments within the meaning of Code Section 409A.

8.      As amended hereby, the Health Agreement shall be and remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment to Health Agreement to be effective as of the day and year indicated above.

/s/ Donald C. Wood
Donald C. Wood

FEDERAL REALTY INVESTMENT TRUST

By:	/s/ Dawn M. Becker
Dawn M. Becker Executive Vice President-General Counsel and Secretary

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